Exhibit 10.7

FORM OF BOWIE REFINED COAL AGREEMENT

among

BOWIE REFINED COAL, LLC

BOWIE RESOURCE PARTNERS LP

BOWIE GP, LLC

and

BRP HOLDINGS LLC

i

BOWIE REFINED COAL AGREEMENT

THIS BOWIE REFINED COAL AGREEMENT (this “Agreement”), as it may be amended, modified or supplemented from time to time in accordance with the terms hereof, is entered into effective as of the Closing Date (as defined below), and is by and among Bowie Refined Coal, LLC, a Delaware limited liability company (“BRC”), Bowie Resource Partners LP, a Delaware limited partnership (the “Partnership”), Bowie GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and BRP Holdings LLC, a Delaware limited liability company (the “Operating Company”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding as more fully set forth in this Agreement, with respect to the Partnership’s right of first refusal with respect to the Refined Coal Projects (as defined herein);

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, such Person, and includes any Person in like relation to an Affiliate.

“Agreement” has the meaning given such term in the introduction to this Agreement.

“Arbitration Award” has the meaning given such term in Section 3.16.

“BRC Entities” means BRC and any Controlled Affiliate of BRC, including without limitation, the following Delaware limited liability companies:  BRC Wellington, LLC, BRC Minuteman, LLC, BRC Rock Crusher, LLC, BRC Greenfuels, LLC, BRC Chinook, LLC, BRC Pinnacle, LLC, BRC Alabama No. 3, LLC, BRC Alabama No. 4, LLC, BRC Alabama No. 5, LLC and BRC Alabama No. 7, LLC.

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:

(a)                                 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person;

(b)                                 the dissolution or liquidation of the Applicable Person;

(c)                                  the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where:

(i)                                     the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent; and

(ii)                                  the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; or

(d)                                 a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (c) above.

“Closing Date” means the date of the closing of the Initial Public Offering.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Control” means, with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise; and the term “Controlled” shall have a similar meaning.  Without limiting the generality of the foregoing, it is agreed that any Person that owns or controls, directly or indirectly, 50% or more of the voting securities of another Person shall be deemed for purposes of this Agreement to Control such other Person.

“Discussion Date” has the meaning given such term in Section 3.17.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Governmental Authority” means:

(a)                                 any domestic or foreign government, whether national, federal, state provincial, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)                                 any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)                                  any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)                                 any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Group Member” means a member of the Partnership Group.

“Initial Public Offering” means the initial public offering of Common Units of the Partnership.

“Offer Price” has the meaning given such term in Section 2.2(a).

“Operating Company” has the meaning given such term in the introduction to this Agreement.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended from time to time.

“Partnership Group” means the Partnership and its Subsidiaries.

“Party” or “Parties” have the meaning given such term in the introduction to this Agreement.

“Person” is to be construed broadly and includes an individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Proposed Transaction” has the meaning given such term in Section 2.2(a).

“Proposed Transferee” has the meaning given such term in Section 2.2(a).

“Refined Coal Project” means any operating refined coal facilities owned by any BRC Entity, including without limitation, the refined coal facilities located in Estill County, Kentucky.

“ROFR Assets” has the meaning given such term in Section 2.2(a).

“ROFR Notice” has the meaning given such term in Section 2.2(a).

“ROFR Party” has the meaning given such term in Section 2.2(b).

“ROFR Response” has the meaning given such term in Section 2.2(a).

“Sponsor” means Bowie Resource Partners, LLC, a Delaware limited liability company.

“Sponsor Entities” means the Sponsor and any wholly owned Subsidiary of the Sponsor.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall a Change of Control of Sponsor be deemed a Transfer.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that, if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

ARTICLE 2
RIGHT OF FIRST REFUSAL

Section 2.1                                    Right of First Refusal to Purchase Certain Assets.

(a)                                 BRC hereby grants to the Partnership a right of first refusal on any Refined Coal Project to the extent that any BRC Entity proposes to Transfer any such Refined Coal Project, or any interest therein (other than to another BRC Entity or Sponsor Entity, provided that any such transferee shall agree to become subject to this Agreement upon such Transfer).

(b)           The Parties acknowledge that any Transfer of assets or interests pursuant to the Partnership’s right of first refusal is subject to the terms of all existing agreements with respect to such assets and interests and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, Governmental Authorities, lenders or other third parties.

Section 2.2            Procedures.

(a)           If any BRC Entity proposes to Transfer any Refined Coal Project or an interest therein (the “ROFR Assets”) pursuant to a bona fide third-party offer, other than to another BRC Entity or Sponsor Entity as described in Section 2.1(a) (a “Proposed Transaction”), BRC shall, prior to entering into any such Proposed Transaction, first give notice in writing (the “ROFR Notice”) to the Partnership of its intention to enter into such Proposed Transaction. The ROFR Notice shall set forth the following information in respect of the proposed Transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), a description of the ROFR Assets, the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the Partnership to reasonably determine the fair market value of such non-cash consideration, BRC’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Proposed Transaction that are then known to BRC. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event BRC and the Partnership agree as to the fair market value of any non-cash consideration, the Partnership will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the ROFR Assets (the “ROFR Response”) within 30 days of its receipt of the ROFR Notice. Failure to provide such ROFR Response within such 30-day period shall be deemed to constitute a decision not to purchase the ROFR Assets. In the event (i) the Partnership’s determination of the fair market value of any non-cash consideration described in the ROFR Notice (to be determined by the Partnership within 30 days of receipt of such ROFR Notice) is less than the fair market value of such consideration as determined by BRC in the ROFR Notice and (ii) the Partnership and BRC are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after the Partnership notifies BRC of its determination thereof, BRC and the Partnership shall engage a mutually agreed upon valuation firm to determine the fair market value of the non-cash consideration. Such valuation firm shall be instructed to notify the Partnership and BRC of its decision within 30 days after all material information is submitted thereto, which decision shall be final. The fees of the valuation firm will be split equally between BRC and the Partnership. The Partnership will provide a ROFR Response to BRC within 30 days after the valuation firm has submitted its determination. Failure to provide such ROFR Response within such 30-day period shall be deemed to constitute a decision by the Partnership not to purchase the ROFR Assets. If the Partnership fails to exercise a right during any applicable period set forth in this Section 4.2(a), the Partnership shall be deemed to have waived its rights with respect to such proposed disposition of the ROFR Assets, but not with respect to any future offer of assets.  If BRC fails to complete the Proposed Transaction with the Proposed Transferee within 270 days of the last day of the applicable 30-day response deadline above, then any future Transfer of such ROFR Asset by BRC will be subject to the provisions of this Article 2 in full.

(b)           If the Partnership submits a ROFR Response, the Partnership or, at the election of the Partnership, any Group Member (the “ROFR Party”) and BRC shall negotiate, in good faith, the final terms of the purchase and sale of the ROFR Asset to such ROFR Party for 30 days following BRC’s receipt of the ROFR Response.  If BRC and the ROFR Party are unable to agree on such terms during such 30-day period, BRC may Transfer the ROFR Asset to any third party on terms not materially more favorable to BRC than the last written offer proposed during negotiations with the ROFR Party pursuant to this Section 2.2(b).  If BRC fails to complete such a transaction within 270 days of the last day of the aforementioned 30-day negotiation period, then any future Transfer of such ROFR Asset by BRC will be subject to the provisions of this Article 2 in full.

ARTICLE 3
MISCELLANEOUS

Section 3.1            Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in the State of Delaware.

Section 3.2            Notice.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by overnight courier, telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by overnight courier, telegram or telecopier shall be effective upon actual receipt.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.

For notices to BRC:

Bowie Refined Coal, LLC
6100 Dutchmans Lane, 11th Floor

Louisville, Kentucky 40205
Fax:   502-587-6579
Attention: President

For notices to the Partnership, the General Partner or the Operating Company:

Bowie Resource Partners LP
6100 Dutchmans Lane, 9th Floor

Louisville, Kentucky 40205
Fax:   502-587-6579
Attention: General Counsel

Section 3.3            Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 3.4            TerminationThis Agreement shall terminate upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership deemed to have occurred pursuant to clause (d) of the definition of Change of Control solely as a result of a Change of Control of the Sponsor. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by BRC.

Section 3.5            Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 3.6            Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that will adversely affect the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 3.7            Assignment; Third Party Beneficiaries.  No Party has the right to assign its rights or obligations under this Agreement without the written consent of the other Parties.  No Person other than the Parties shall be entitled to assert any rights or remedies hereunder as third-party beneficiaries.

Section 3.8            Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 3.9            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 3.10          Gender, Parts, Articles and Sections.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.  All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 3.11          Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 3.12          Withholding or Granting of Consent.  Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 3.13          Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 3.14          Negation of Rights of Limited Partners, Assignees and Third Parties.  The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, general partner, member, or assignee of BRC, the General Partner, the Partnership, the Operating Company or other Person shall have the right, separate and apart from BRC, the General Partner the Partnership or the Operating Company, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 3.15          Arbitration.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration conducted in the State of Delaware in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators designated in accordance with said Rules.  The Parties agree that the award of the arbitral tribunal (the “Arbitration Award”) shall be: (a) conclusive, final and binding upon the Parties; and (b) the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the arbitral tribunal.  All notices to be given in connection with the arbitration shall be as provided in Section 3.2.  The Arbitration Award shall include interest, at a rate determined as appropriate by the arbitrators, from the date of any breach or other violation of this Agreement to the date when the Arbitration Award is paid in full.  The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the opinion of the arbitrators, against either or both Parties hereto.  Each Party shall otherwise bear its cost for its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of the arbitration.

Section 3.16          Dispute Resolution.  If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, representatives of each of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such Persons first so meet, the “Discussion Date”).  If such Persons are unable to fully resolve any such issues and breaches in good faith promptly after the Discussion Date, any remaining disputes shall be resolved in accordance with Section 3.16.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

BOWIE REFINED COAL, LLC

By:
Name:
Title:

BOWIE RESOURCE PARTNERS LP

By:	Bowie GP, LLC, its general partner

By:
Name:
Title:

BOWIE GP, LLC

By:
Name:
Title:

BRP HOLDINGS LLC

By:	Bowie Resource Partners LP, its managing member

By:	Bowie GP, LLC, its general partner

By:
Name:
Title:

Signature Page — Bowie Refined Coal Agreement